Exhibit 99.1

TOPS HOLDING LLC AND TOPS MARKETS II CORPORATION ANNOUNCE

PRICING OF SENIOR SECURED NOTES

Williamsville, NY, May 29, 2015 – Tops Holding LLC (the “Company” or “Tops”) and Tops Markets II Corporation (together with the Company, the “Issuers”) announced today that they have priced their $560 million in aggregate principal amount of 8.000% senior secured notes due 2022 (the “Senior Secured Notes”). The net proceeds from this offering, together with cash on hand and borrowings under the Company’s asset based revolving credit facility, are expected to be used to repurchase any and all of the Issuers’ and Tops Markets, LLC’s existing $460 million senior secured notes due 2017 tendered pursuant to the previously announced tender offer by the Issuers and Tops Markets, LLC and up to $60 million senior notes due 2018 tendered pursuant to the previously announced tender offer by Tops Holding II Corporation.

The Senior Secured Notes have not and will not be registered under the Securities Act of 1933, as amended (the “Securities Act”), or applicable state securities laws and may not be offered or sold in the United States absent registration under the Securities Act, such state securities laws or applicable exemptions from the registration requirements under the Securities Act or such state securities laws.

This press release is for informational purposes only and does not constitute an offer to sell or a solicitation of an offer to buy the Senior Secured Notes described in this press release, nor shall there be any sale of the Senior Secured Notes in any state or jurisdiction in which such an offer, sale or solicitation would be unlawful prior to registration or qualification under the securities laws of such jurisdiction.

The information made available in this news release contains forward-looking statements, which are generally statements about future events, plans, objectives and performance. Generally, the words “believe,” “expect,” “intend,” “estimate,” “anticipate,” “project,” “will” and similar expressions identify forward-looking statements. Forward-looking statements reflect our current expectations, based on currently available information, and are not guarantees. Although we believe that the expectations reflected in such forward-looking statements are reasonable, these expectations could prove inaccurate as such statements involve risks and uncertainties, many of which are beyond our ability to control or predict. Should one or more of these risks or uncertainties, or other risks or uncertainties not currently known to us or that we currently deem to be immaterial, materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or projected.

About Tops Holding LLC

Tops is a leading supermarket retailer in the upstate New York, Pennsylvania and Vermont, with 159 full-service supermarkets operated under the Tops banner and one under the Orchard Fresh banner, with an additional five franchise supermarkets. Supported by strong customer loyalty and attractive supermarket locations, Tops brand is widely recognized as a strong retail supermarket brand name in their market area. Tops is headquartered in Williamsville, New York and has over 15,000 associates.